Exhibit 99.1

Sevcon, Inc 155 Northboro Road Southborough, MA 01772

For Immediate Release

SEVCON REPORTS THIRD QUARTER RESULTS AND SALES INCREASE OF 26%

Southborough, Mass. July 26, 2011 - Sevcon, Inc. (Nasdaq: SEV) reported net income of $144,000, or $0.05 per diluted share, for the third quarter ended July 2, 2011, compared to $119,000, or $0.03 per diluted share, last year. Revenues have continued to increase this year as demand for the Company’s products has increased in both its traditional and new on-road electric vehicle sectors, driven mainly by the Gen4 product range.

Third quarter 2011 compared to third quarter 2010

•	Sales of $8,208,000 were $1,718,000 or 26% higher than in the third quarter last year. Excluding the impact of foreign currency, shipment volumes were 20% higher than last year.

•
Operating income was $177,000 compared to an operating loss of $62,000 reported for the third quarter last year, despite the impact of adverse foreign currency fluctuations of $308,000. In the third quarter of fiscal 2010, the company recorded income of $91,000 for U.K. Government grants received to accelerate the development of certain new products. The Company had no grant income in the third fiscal quarter of 2011.

•	The Company recorded a net effective income tax charge for the quarter of $21,000 or 13% of pre-tax income.

•	Net income per diluted share for the quarter was $0.05 compared to net income per diluted share of $0.03 in fiscal 2010.

Nine months year-to-date 2011 compared to 2010

•	Sales of $22,878,000 were $3,856,000 or 20% higher than for the first nine months last year. Excluding the impact of foreign currency, shipment volumes were $3,563,000 higher than last year.

•
Operating income of $868,000 was $706,000 higher than the $162,000 reported for the first three quarters last year. This included a one-time gain of $451,000 from the sale of a surplus U.K. facility in the second quarter of fiscal 2011 and $600,000 of U.K. Government grant income in the first two quarters of fiscal 2011. Foreign currency fluctuations reduced operating income by $379,000 in the first nine months of fiscal 2011 compared to fiscal 2010 due mainly to the weakness of the US Dollar compared to both the British Pound and the Euro. The $162,000 recorded last year included $91,000 of grant income.

•	Net income for the first nine months was $654,000 compared to net income of $305,000 last year.

•	Net income per share was $0.20 in the first nine months compared to net income per share of $0.09 in fiscal 2010.

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicle’s power source. The company supplies customers throughout the world from its operations in the USA, the UK, France and the Asia Pacific region and through an international dealer network. Sevcon’s customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com

Third Quarter 2011 Financial Highlights (unaudited)

(in thousands except per share data)

	Three months ended		Nine months ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net sales	$8,208	$6,490	$22,878	$19,022

Operating Income (Loss)	177	(62)	868	162

Income before income taxes	165	137	756	424

Net Income	$144	$119	$654	$305

Basic Income per share	$0.05	$0.03	$0.20	$0.09

Diluted Income per share	$0.05	$0.03	$0.20	$0.09

Average shares outstanding	3,310	3,280	3,301	3,270

Summarized Balance Sheet Data

	(in thousands of dollars)
	July 2, 2011 (unaudited)	September 30, 2010 (derived from audited statements)

Cash and cash equivalents	$707	$803
Receivables	6,015	5,277
Inventories	8,369	5,048
Prepaid expenses and other current assets	1,432	1,410
Total current assets	16,523	12,538
Long-term assets	6,417	7,346
Total assets	$22,940	$19,884

Current liabilities	$5,866	$5,432
Liability for pension benefits	7,205	8,203
Other long-term liabilities	1,826	153
Stockholders’ equity	$8,043	$6,096
Total liabilities and stockholders’ equity	$22,940	$19,884

Contact:
David Calusdian	Matt Boyle
Sharon Merrill Associates	President and CEO
1 (617) 542 5300	1 (508) 281 5503
dcalusdian@InvestorRelations.com	matt.boyle@Sevcon.com